Exhibit 99.1

LinkedIn Announces Second Quarter 2015 Results

MOUNTAIN VIEW, Calif., July 30, 2015 - LinkedIn Corporation (NYSE: LNKD), the world's largest professional network on the Internet, with approximately 380 million members, reported its results for the second quarter of 2015. The transcript with prepared remarks is contained within this release. In addition, a supplemental presentation will be made available on the investor relations section of the LinkedIn website at http://investors.linkedin.com.

•	Revenue for Q2'15 was $712 million, an increase of 33% compared to the same quarter last year; and on a constant currency basis an increase of 38% compared to the same quarter last year.

•	Talent Solutions revenue (inclusive of Learning & Development) was $443 million, an increase of 38% compared to the same quarter last year.

•	Marketing Solutions revenue was $140 million, an increase of 32% compared to the same quarter last year.

•	Premium Subscriptions revenue was $128 million, an increase of 22% compared to the same quarter last year.

•	GAAP net loss attributable to common stockholders was $68 million; Non-GAAP net income was $71 million.

•	GAAP diluted EPS was $(0.53); non-GAAP diluted EPS was $0.55.

•	Adjusted EBITDA was $163 million, or 23% of revenue.

“LinkedIn continued to deliver increased member and customer value in the second quarter while delivering solid financial results,” said Jeff Weiner, CEO of LinkedIn. “We continued to invest in our long-term strategic roadmap and began integrating the acquisition of lynda.com that closed during the quarter.”

Second Quarter 2015 Highlights
In the second quarter of 2015, LinkedIn:

•
Improved its flagship desktop and mobile product experience, leading to approximately 60% increase in year-over-year feed engagement, and search traffic growing meaningfully faster than overall member activity.

•
Further connected members with professional knowledge by surpassing more than 1 million unique long-from member publishers on LinkedIn, and launched a redesigned Pulse app for iOS and Android, delivering a more personalized news experience.

•
Further focused on helping members get hired. Unique visiting members to jobs-related pages improved approximately 40% year-over-year, while the recently launched Job Search app reached more than 3 million activations from approximately 1 million during the first quarter. In addition, the number of jobs on the platform also increased to nearly 4 million from approximately 1 million last year.

•	Closed its acquisition of lynda.com, adding to the LinkedIn platform 6,800 courses through 280,000 videos across five languages.

“We saw good progress in executing on transitions across our business,” said Steve Sordello, CFO of LinkedIn. “We achieved record levels of operating and free cash flow and continue to invest in creating value for members and customers.”

Business Outlook

LinkedIn is providing guidance for the third quarter and full year 2015. Further details can be found in the transcript below and the supplemental presentation, which will be made available on the investor relations section of the LinkedIn website at http://investors.linkedin.com:

•
Q3 2015 Guidance: Revenue is expected to range between $745 million and $750 million. Adjusted EBITDA is expected to be approximately $146 - 148 million. Non-GAAP EPS is expected to be approximately $0.43. The company expects depreciation of approximately $69 million, amortization of approximately $47 million, and stock-based compensation of approximately $128 million. The company also expects approximately 131 million GAAP fully-diluted weighted shares and 133 million non-GAAP fully-diluted weighted shares.

•
Full Year 2015 Guidance: Revenue is expected to be approximately $2.94 billion. Adjusted EBITDA is expected to be approximately $665 million. Non-GAAP EPS is expected to be approximately $2.19. The company expects depreciation of approximately $278 million, amortization of approximately $135 million, and stock-based compensation of approximately $510 million. The company also expects approximately 129 million GAAP fully-diluted weighted shares and 131 million non-GAAP fully-diluted weighted shares.

Prepared Remarks — Jeff Weiner, CEO LinkedIn

I’ll start by summarizing the operating results for the second quarter of 2015, and I’ll recap some of the key milestones that demonstrate the execution of our strategy.

I’ll then turn it over to Steve for a more detailed look at the numbers and outlook.

Q2 was a solid quarter for LinkedIn as we delivered greater member and customer value. We continue to execute against an ambitious R&D roadmap that has led to accelerated product innovation with new product rollouts throughout the remainder of this year. We also made progress working through transitions with our Talent Solutions sales force and the evolution of our Marketing Solutions business. Additionally, we have seen some early success integrating lynda.com.

For Q2, overall revenues grew 33% to $712 million. We delivered adjusted EBITDA of $163 million, and non-GAAP EPS of $0.55 cents.

Q2 cumulative members grew 21% to 380 million, unique visiting members grew 16% to an average of 97 million per month, and member page views grew 37%, an acceleration over Q1’s growth rate and well ahead of unique member growth. Mobile continues to grow at double the rate of overall member activity, and now represents 52% of all traffic to LinkedIn.

LinkedIn’s value proposition is simple -- connect to opportunity. For our members, we do this in three ways: first, connect to your professional world; second, stay informed through professional news and knowledge; and third, get hired and build your career. Our long term investments in these areas are designed with one goal in mind: transform the member experience to increase the value delivered to each professional on LinkedIn. Here are a few highlights of the progress we’ve made on delivering these value propositions since our last earnings call.

In Q2, we continued to invest in improving the quality and relevance of the flagship LinkedIn experience. These investments resulted in a 60% increase in year over year feed engagement and search growing meaningfully faster than overall traffic. And we’ve also taken steps to improve the relevance of communication across LinkedIn, recognizing that when it comes to your inbox, less is more. The results so far have been very encouraging. For every 10 emails we used to send, we’ve removed 4 of them. Member complaints regarding emails have been cut in half as a result of this effort. You can expect to see more from us in this area as the year continues.

Additionally, our continuing investment in these foundations set the stage for re-envisioning our entire core mobile and desktop experience. Over time, our flagship offering will increasingly focus on five key pillars -- the Feed, Profile, My Network, Messaging, and Search.

The global expansion of LinkedIn is also a core part of connecting members to their professional world. We recently reached the 10 million member milestone in China, up from 4 million last February, and China is now our second largest market for new signups behind the US. We have built strategic relationships with many of the largest Chinese web platforms including WeChat, QQMail, Alibaba, and Alipay. Also, this month, our local Chinese development team beta-launched a new app called “Chitu”. Chitu, our first professional networking app designed exclusively for the Chinese market, is currently invitation-only. Despite that, early interest is strong, reaching tens of thousands of signups in the first three days since launch.

Connecting our members to relevant news, knowledge, and skills is another strategic priority integral to creating member value. Our publishing platform is a key element in this effort. In Q2, the number of long-form posts per week increased to more than 130,000, and we now have more than 1 million unique members publishing long-form content on the site, a scale that we believe is unprecedented in the history of professional publishing. In addition, our Influencer platform continues to see strong usage by professional luminaires, and we were pleased to see both Hillary Clinton and Jeb Bush begin publishing on LinkedIn as they launched their presidential campaigns.

This collective professional knowledge, along with third party content, is distributed through Pulse. In Q2, we launched a completely revamped version of the app. The new Pulse offers a more personalized news experience, powered by your professional world, and has quickly risen to become one of the most popular business news apps.

Finally, in May we completed the acquisition of lynda.com. We believe this could be one of LinkedIn’s most transformational initiatives as it has the potential to improve the member experience across the platform.

lynda.com now has more than 6,800 total courses and 280,000 videos across five languages. The content team has continued to launch new features, and is adding more than 150 courses per month.

We have already tested early integration efforts, and the results so far have exceeded our expectations. One promotional campaign delivered to LinkedIn members outperformed our expectations by 7x in generating new subscribers, an early signal of what we can achieve when applying LinkedIn’s scale, data and distribution to lynda.com’s content.

Lastly, helping members get hired is quickly emerging as one of the fastest growing areas of engagement on LinkedIn. Unique visitors to jobs-related pages continue to materially accelerate, up 40% year over year in June, compared to approximately 10% in January. This growth has been driven by two factors. First, we continue to increase the scale of jobs on LinkedIn, with approximately 4 million active job listings today, compared to roughly 1 million a year ago. Second, we have built a much improved experience for job seekers. Our revamped Job Search app now has 3 million activations, up from approximately 1 million during the first quarter.

Creating value for our members enables us to transform the way our customers Hire, Market, and Sell on a global basis through our three diverse product lines. In Q2, Talent Solutions grew 38% to

$443 million, inclusive of learning and development revenue from lynda.com; Marketing Solutions was up 32% to $140 million; and Premium Subscriptions, which includes Sales Solutions, increased 22% to $128 million.

For Talent Solutions, Q2 saw solid progress against our broader efforts to position the business for long-term success. As we discussed on our last call, Q1 was a period of operational transition as we re-segmented a significant portion of our sales force. We are pleased with how the sales force executed last quarter, demonstrated by deeper customer relationships and an improvement in churn year over year. In addition, our customers will benefit from our increased investment in R&D in 2015, as we roll out significant improvements and new products at our annual Talent Connect conference in October.

For Marketing Solutions, we continue to create a more scalable business and become the most effective platform for marketers to engage professionals. Sponsored Updates had a strong Q2, more than doubling year over year. This offering now accounts for nearly 50% of all Marketing Solutions revenue. LinkedIn Lead Accelerator, launched in February, is seeing good initial demand. Going forward, the team is prioritizing simplifying the product and fine-tuning the go-to-market strategy.

In Sales Solutions, for the past several months the R&D team has focused on iterating our flagship Sales Navigator product, while the field sales team continues to educate the market about the benefits of social selling. During the quarter, we saw dramatic improvements in Sales Navigator customer satisfaction, as measured through NPS. Also, while early in the quarter, we have seen customers renewing at higher than expected levels despite higher Sales Navigator prices following last year’s flagship launch.

Lastly, LinkedIn @ Work, our newest value proposition, is off to a good start. The recently launched Elevate helps employees curate and share high quality content with their networks. Members using Elevate are sharing content at a 3x higher rate than before, and as a result, employers are seeing higher engagement with company pages and job views. Blue chip companies including Unilever, AXA, and Visa are among pilot customers building a deeper relationship with LinkedIn through Elevate, and we are excited to build on these initial contracts.

Finally, a word about our Talent, our number one operating priority as a company. Summer kicked off intern season at LinkedIn, and this year we have nearly 350 interns across our global offices, up from 70 just four years ago. Our world class internship program has emerged as an important pipeline for hiring world class talent, and a very high percentage of our interns convert into full-time employees. More broadly, recruiting for technical and other talent remains one of our core strengths.

And now, I’ll turn it over to Steve for a deeper dive into our operating metrics and financials.

Prepared Remarks — Steve Sordello, CFO LinkedIn Corporation

Today I will discuss growth rates on a year-over-year basis unless indicated otherwise, and non-GAAP financial measures exclude items such as stock-based compensation expenses, amortization of intangibles, and the tax impacts of these adjustments.

During the second quarter, LinkedIn demonstrated solid performance as we made progress on several long-term strategic initiatives including improving our flagship member experience, making progress on Talent Solutions salesforce re-segmentation, and closing the lynda.com acquisition.

With respect to members, we continued to see positive trends supported by building momentum in our three value propositions. Unique visiting members grew 16%, outpaced by member page view growth of 37%. This resulted in an 18% year-over-year increase in page views-per-unique visitor, our highest rate of increase since early 2013.

In the quarter, we generated $712 million in sales, an increase of 33 percent year-over-year. On a constant currency basis, growth would have been 38 percent. Q2 results included contribution from lynda of $18 million in revenue.

Within Talent Solutions, Learning & Development is now reported as a separate product category along with our core Hiring products. Overall, Talent Solutions showed strong performance, with revenue of $443 million growing 38% year-over-year, representing 62% of sales versus 60% last year.

Within Hiring, revenue grew 32% year-over-year. The business exhibited operational improvement as we leveraged our new customer segments that rolled out during the first quarter. As a reminder, after a 2014 pilot, we proactively re-segmented enterprise customers during Q1 to better align reps with customer needs.

Positive momentum from the customer segment changes built throughout the quarter, leading to a year-over-year increase in our net ratio, which measures add-ons and renewals net of churn. Churn also decreased on both a year-on-year and sequential basis, an encouraging sign with respect to customer success. Given the ratable nature of the business, improvement should build gradually throughout the year. And finally, we continued to see strength in acquiring new customers, ending with over 37,000 total accounts.

Our online channel is where small companies turn to LinkedIn on a self-serve basis, and in Q2 we began to achieve more stable growth. Job Seeker and Recruiter Lite subscriptions showed strength, powered by the broader changes we’ve made to the premium subscription platform.

Learning & Development contributed $18 million after the mid-May close of lynda. We are increasingly encouraged by lynda’s long-term potential as we gain greater familiarity with lynda’s core assets. In addition to the consumer oriented campaigns Jeff mentioned, the nascent enterprise business has already exceeded early expectations.

Marketing Solutions grew 32% to $140 million, representing a similar 20% of sales as last year.

Sponsored Updates remained strong during the quarter, now contributing approximately 45 percent of overall Marketing Solutions. 80% of Sponsored Updates now comes from mobile, benefitting from faster overall mobile engagement growth and a product that creates a high quality member experience. Growth exceeded 100% year-over-year, due to a combination of positive auction-based pricing dynamics and greater demand.

Weakness in CPM-based premium display sold by our salesforce somewhat offset Sponsored Updates strength. Display revenue continued to decline, decreasing approximately 30% year-over-year versus a 10% decline in the first quarter. Our investment continues to move away from display and towards product areas that best leverage our unique data assets to maximize member experience and customer ROI. As a result, we continue to shift our portfolio towards native content marketing and lead generation.

To that end, we continue to evolve our recently launched Lead Accelerator product. Demand is strong and has exceeded our initial customer acquisition expectations although utilization has been varied. With Lead Accelerator we are bringing a completely new value proposition to market requiring quick product iteration and a streamlining of the customer experience. In that vein, we will shift to primarily focus on annual subscriptions where we’ve substantially higher renewal rates vs. shorter-term contracts. We expect this focus to increase long-term customer success.

Premium Subscriptions grew 22% to $128 million, contributing 18% of revenue versus 20% last year.

Consistent with past quarters, our general subscription product supplied the majority of premium revenue. Our strategy remains focused on aligning paying members with a product that best fits their needs from a simplified set of SKUs.

In addition, Premium Subscriptions increasingly acts as a platform to identify opportunities that can drive increased member value. This first occurred with Recruiter to serve talent acquisition professionals, then with Sales Navigator for salespeople, and more recently with job seekers as we’ve come to better understand the value of using LinkedIn to get hired. While we have new initiatives in flight within Premium Subscriptions, our belief is that this line becomes smaller as a % of revenue over time as successful initiatives move into other revenue lines.

With respect to Sales Solutions, revenue continued to grow significantly faster than overall premium subscriptions. We are encouraged by the quickly improving core product experience as represented by a large increase in NPS scores. Importantly, business generated from field sales exceeded business generated from self-serve for the first time in Q2. And lastly, though still early, data from the second half is encouraging with respect to grandfathered customers renewing at a higher price point versus when the flagship product launched last year.

In terms of geography, the impact from currency and continued weakness in EMEA Marketing Solutions resulted in a decline in the percentage of revenue generated outside the US, from 40% last year to 38% in the second quarter. With respect to channel, field sales drove 62% of revenue compared with 60% last year.

Moving to the non-GAAP financials, Adjusted EBITDA was $163 million, a 23% margin. This performance was better than our original expectation, driven by core business out-performance along with an earlier than anticipated close of the lynda acquisition.

Excluding the impact of lynda, our standalone margin would have been 26%, a 3% difference.

Depreciation and Amortization totaled $99 million while stock compensation was $145 million. The lynda acquisition accounted for a one-time $22 million impact on stock compensation. On taxes, we recorded a GAAP benefit of $26 million , and we continue to have a 23% non-GAAP rate.

GAAP net loss was $68 million, resulting in a 53 cent loss per share, compared to a loss of $1 million and 1 cent loss last year. Approximately $31 million of GAAP pre-tax expense was related to one-time lynda costs.

Non-GAAP net income was $71 million, resulting in earnings of 55 cents per share, compared with $63 million and 51 cents last year.

The balance sheet remains well positioned with $3.0 billion of cash and marketable securities. Operating cash flow was $226 million versus $128 million a year ago, and free cash flow was $153 million, up from $32 million last year.

I will end the call with guidance for the third quarter and an updated outlook for 2015.

For the third quarter:

•	We expect revenue between $745 and $750 million, 32 percent growth at the midpoint.

•	We expect Adjusted EBITDA of approximately $146 - 148 million, a 20% margin.

•	For non-GAAP EPS, we expect approximately 43 cents per share.

For the full year:

•	We expect revenue of approximately $2.94 billion, 33% year-over-year growth.

•	We expect Adjusted EBITDA of approximately $665 million, a 23% margin.

•	For non-GAAP EPS, we expect approximately $2.19 per share.

Relative to guidance, I want to provide additional color on current trends in our business:

•
In Talent Solutions, we are encouraged by improving execution from the first quarter’s customer re-segmentation as well as changes in our online jobs and subs products. In addition, we are excited about a robust product pipeline that will add major improvements to our core products for the first time in several years.

•
In Marketing Solutions, three dynamics are at play. First, Sponsored Updates remains strong and will soon become the majority of our business, powered in particular by the shift to mobile. Second, premium display continues to face headwinds in light of deteriorating secular trends. And third, with Lead Accelerator, we are taking a more focused approach in the second half, and believe this focus will maximize long-term success.

•	In Sales Solutions, the improving customer experience sets a good foundation for upcoming product enhancements and our annual Sales Connect customer event.

Specific to lynda:

•
As we said last quarter, we will focus the rest of 2015 on consumer and enterprise pilots to better inform our longer-term approach. In 2016, we plan to implement wider scale integration across both our consumer platform and enterprise go-to-market.

•
We now expect approximately $90 million of contribution for the full year versus original guidance for approximately $40 million - impacted by an earlier than expected close, a lower than anticipated deferred revenue writedown, and moderate over-performance in the early-going.

•	With respect to Adjusted EBITDA margin, we expect lynda to have a 4% downward impact for Q3 and 3% for the full year versus LinkedIn as a standalone business.

Including lynda, additional guidance incorporates:

•	Depreciation of approximately $69 million for Q3 and $278 million for the full year, with third quarter amortization of approximately $47 million and $135 million for the full year.

•	Stock based compensation of approximately $128 million for Q3 and $510 million for the full year.

•	Other expense of approximately $16 million for Q3 and $60 million for the full year, including GAAP-only convertible accretion of $12 million in Q3 and $47 million for the full year.

•	A Non-GAAP tax rate of 23% for Q3 and the full year.

And for share count:

•	On a GAAP basis, we expect 131 million fully diluted weighted shares in Q3, and average of 129 million for the full year.

•	On a non-GAAP basis, we expect 133 million fully diluted weighted shares in Q3 and an average of 131 million for the full year.

In closing, we are pleased with our execution this quarter. Members continue to increase engagement in our core product experience, setting us up well for much larger innovation across the product portfolio. With respect to revenue, we made good progress in what was a transitional quarter within Talent Solutions, Marketing Solutions, and the early integration of lynda. Each of these initiatives represents an important step in realizing our multi-year strategy, and we will continue to invest in creating value for both members and customers.

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$645,092	$526,837	$460,887	$1,017,287	$450,991
Marketable securities	1,721,847	1,736,958	2,982,422	2,512,588	2,582,435
Accounts receivable	347,152	344,773	449,048	424,787	449,500
Deferred commissions	45,941	40,810	66,561	60,259	58,585
Prepaid expenses	49,503	55,571	52,978	62,800	75,669
Other current assets	61,042	79,795	110,204	141,798	118,718
Total current assets	2,870,577	2,784,744	4,122,100	4,219,519	3,735,898
Property and equipment, net	476,058	557,017	740,909	755,396	793,034
Goodwill	228,943	356,369	356,718	359,739	1,492,972
Intangible assets, net	99,175	140,802	131,275	122,826	456,233
Other assets	46,133	67,080	76,255	80,684	78,645
TOTAL ASSETS	$3,720,886	$3,906,012	$5,427,257	$5,538,164	$6,556,782

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$90,728	$106,658	$100,297	$85,104	$109,715
Accrued liabilities	164,051	188,983	260,189	206,826	256,958
Deferred revenue	481,450	463,576	522,299	585,812	629,671
Total current liabilities	736,229	759,217	882,785	877,742	996,344
CONVERTIBLE SENIOR NOTES, NET	—	—	1,081,553	1,092,715	1,104,010
DEFERRED TAX LIABILITIES	24,088	41,327	—	—	55,100
OTHER LONG-TERM LIABILITIES	80,298	105,043	132,100	143,704	180,101
Total liabilities	840,615	905,587	2,096,438	2,114,161	2,335,555
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTEREST	5,226	5,327	5,427	5,536	25,784
STOCKHOLDERS’ EQUITY:
Class A and Class B common stock	12	12	13	13	13
Additional paid-in capital	2,833,030	2,957,524	3,285,705	3,420,045	4,268,731
Accumulated other comprehensive income (loss)	863	685	(198)	1,085	(2,877)
Accumulated earnings (deficit)	41,140	36,877	39,872	(2,676)	(70,424)
Total stockholders’ equity	2,875,045	2,995,098	3,325,392	3,418,467	4,195,443
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY	$3,720,886	$3,906,012	$5,427,257	$5,538,164	$6,556,782

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015

Net revenue	$533,877	$568,265	$643,432	$637,687	$711,735
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	69,536	74,904	86,902	88,406	100,086
Sales and marketing	184,494	199,168	224,227	229,636	261,271
Product development	128,731	136,542	150,289	165,580	190,133
General and administrative	80,688	89,266	96,722	97,313	142,389
Depreciation and amortization	56,306	59,782	71,118	73,972	99,004
Total costs and expenses	519,755	559,662	629,258	654,907	792,883
Income (loss) from operations	14,122	8,603	14,174	(17,220)	(81,148)
Other income (expense), net:
Interest income	1,329	1,412	1,224	1,985	2,017
Interest expense	—	—	(6,797)	(12,597)	(12,694)
Other, net	(132)	(1,260)	(1,732)	(4,035)	(1,723)
Other income (expense), net	1,197	152	(7,305)	(14,647)	(12,400)
Income (loss) before income taxes	15,319	8,755	6,869	(31,867)	(93,548)
Provision (benefit) for income taxes	16,253	12,917	3,774	10,572	(26,048)
Net income (loss)	(934)	(4,162)	3,095	(42,439)	(67,500)
Accretion of redeemable noncontrolling interest	(100)	(101)	(100)	(109)	(248)
Net income (loss) attributable to common stockholders	$(1,034)	$(4,263)	$2,995	$(42,548)	$(67,748)
Net income (loss) per share attributable to common stockholders:
Basic	$(0.01)	$(0.03)	$0.02	$(0.34)	$(0.53)
Diluted	$(0.01)	$(0.03)	$0.02	$(0.34)	$(0.53)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	122,170	123,427	124,590	125,471	128,241
Diluted	122,170	123,427	127,338	125,471	128,241

LINKEDIN CORPORATION
TRENDED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015

OPERATING ACTIVITIES:
Net income (loss)	$(934)	$(4,162)	$3,095	$(42,439)	$(67,500)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	56,306	59,782	71,118	73,972	99,004
Provision for doubtful accounts and sales returns	4,118	3,805	2,216	1,795	3,280
Amortization of investment premiums, net	3,073	3,457	4,309	5,514	5,001
Amortization of debt discount and transaction costs	—	—	5,916	11,189	11,322
Stock-based compensation	74,828	82,910	93,626	103,109	145,491
Excess income tax benefit from stock-based compensation	(18,639)	(13,114)	(51,512)	(18,198)	18,198
Changes in operating assets and liabilities:
Accounts receivable	(23,462)	15,657	(103,002)	29,489	(21,887)
Deferred commissions	712	4,836	(29,073)	7,067	1,535
Prepaid expenses and other assets	(7,528)	(15,605)	(4,383)	(34,629)	(1,957)
Accounts payable and other liabilities	24,726	54,017	89,656	(40,725)	55,959
Income taxes, net	13,362	8,248	(10,258)	5,629	(22,876)
Deferred revenue	1,874	(18,605)	58,723	63,359	72
Net cash provided by operating activities	128,436	181,226	130,431	165,132	225,642
INVESTING ACTIVITIES:
Purchases of property and equipment	(96,430)	(120,721)	(241,611)	(90,121)	(72,462)
Purchases of investments	(649,803)	(501,074)	(1,542,950)	(454,281)	(632,774)
Sales of investments	117,359	53,511	50,924	438,409	141,452
Maturities of investments	604,231	429,641	238,283	482,840	417,115
Payments for intangible assets and acquisitions, net of cash acquired	(4,800)	(160,894)	(2,783)	(4,161)	(650,681)
Changes in deposits and restricted cash	(3,357)	(20,504)	5,499	(1,382)	(1,877)
Net cash provided by (used in) investing activities	(32,800)	(320,041)	(1,492,638)	371,304	(799,227)
FINANCING ACTIVITIES:
Net cash provided by financing activities (1)	39,753	24,864	1,299,746	26,739	3,364
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	853	(4,304)	(3,489)	(6,775)	3,925
CHANGE IN CASH AND CASH EQUIVALENTS	136,242	(118,255)	(65,950)	556,400	(566,296)
CASH AND CASH EQUIVALENTS—Beginning of period	508,850	645,092	526,837	460,887	1,017,287
CASH AND CASH EQUIVALENTS—End of period	$645,092	$526,837	$460,887	$1,017,287	$450,991
______________
(1) In the fourth quarter of 2014, we received net proceeds from our convertible senior notes offering, after deducting initial purchasers' discount and debt issuance costs, of approximately $1,305.4 million. Concurrently with the issuance of the notes, we used approximately $248.0 million of the net proceeds of the offering of the notes to pay the cost of convertible note hedge transactions, which was offset by $167.3 million in proceeds from warrants we sold.

LINKEDIN CORPORATION
TRENDED SUPPLEMENTAL REVENUE INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015

Revenue by product:
Talent Solutions
Hiring	$322,227	$344,568	$369,348	$396,375	$425,812
Learning & Development	—	—	—	—	17,558
Total Talent Solutions	322,227	344,568	369,348	396,375	443,370
Marketing Solutions	106,476	109,231	152,729	119,192	140,037
Premium Subscriptions	105,174	114,466	121,355	122,120	128,328
Total	$533,877	$568,265	$643,432	$637,687	$711,735

Revenue by geographic region:
United States	$317,774	$343,132	$388,194	$389,258	$444,531
International
Other Americas (1)	35,527	36,538	39,238	38,066	39,904
EMEA (2)	134,930	139,702	162,064	156,563	168,771
APAC (3)	45,646	48,893	53,936	53,800	58,529
Total International revenue	216,103	225,133	255,238	248,429	267,204

Total revenue	$533,877	$568,265	$643,432	$637,687	$711,735

Revenue by geography, by product:
United States
Talent Solutions	$197,852	$208,635	$222,670	$240,752	$277,772
Marketing Solutions	59,383	68,767	94,991	77,412	91,761
Premium Subscriptions	60,539	65,730	70,533	71,094	74,998
Total United States revenue	$317,774	$343,132	$388,194	$389,258	$444,531
International
Talent Solutions	124,375	135,933	146,678	155,623	165,598
Marketing Solutions	47,093	40,464	57,738	41,780	48,276
Premium Subscriptions	44,635	48,736	50,822	51,026	53,330
Total International revenue	$216,103	$225,133	$255,238	$248,429	$267,204

Total revenue	$533,877	$568,265	$643,432	$637,687	$711,735

Revenue by channel:
Field sales	$318,984	$341,691	$413,867	$393,251	$440,476
Online sales	214,893	226,574	229,565	244,436	271,259
Total	$533,877	$568,265	$643,432	$637,687	$711,735
______________
(1) Canada, Latin America and South America
(2) Europe, the Middle East and Africa (“EMEA”)
(3) Asia-Pacific (“APAC”)

LINKEDIN CORPORATION
TRENDED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015

Non-GAAP net income and net income per share:
GAAP net income (loss) attributable to common stockholders	$(1,034)	$(4,263)	$2,995	$(42,548)	$(67,748)
Add back: stock-based compensation	74,828	82,910	93,626	103,109	145,491
Add back: non-cash interest expense related to convertible senior notes	—	—	5,916	11,189	11,322
Add back: amortization of intangible assets	7,224	9,986	12,612	11,778	29,474
Add back: accretion of redeemable noncontrolling interest	100	101	100	109	248
Income tax effects and adjustments (1)	(17,827)	(22,661)	(37,884)	(11,096)	(47,378)
NON-GAAP NET INCOME	$63,291	$66,073	$77,365	$72,541	$71,409

GAAP diluted shares	122,170	123,427	127,338	125,471	128,241
Add back: dilutive shares under the treasury stock method	3,087	3,046	—	2,827	2,224
NON-GAAP DILUTED SHARES	125,257	126,473	127,338	128,298	130,465

NON-GAAP DILUTED NET INCOME PER SHARE	$0.51	$0.52	$0.61	$0.57	$0.55

Adjusted EBITDA:
Net income (loss)	$(934)	$(4,162)	$3,095	$(42,439)	$(67,500)
Provision (benefit) for income taxes	16,253	12,917	3,774	10,572	(26,048)
Other (income) expense, net	(1,197)	(152)	7,305	14,647	12,400
Depreciation and amortization	56,306	59,782	71,118	73,972	99,004
Stock-based compensation	74,828	82,910	93,626	103,109	145,491
ADJUSTED EBITDA	$145,256	$151,295	$178,918	$159,861	$163,347
______________
(1) Excludes accretion of redeemable noncontrolling interest

Quarterly Results Webcast and Conference Call

LinkedIn will host a webcast and conference call to discuss its second quarter 2015 financial results and business outlook today at 2:00 p.m. Pacific Time. Jeff Weiner and Steve Sordello will host the webcast, which can be viewed on the investor relations section of the LinkedIn website at http://investors.linkedin.com/. This call will contain forward-looking statements and other material information regarding the company's financial and operating results. Following completion of the call, a recorded replay of the webcast will be available on the website.

Upcoming Events

Management will participate in upcoming financial Q&A discussions at industry events on September 9th and 15th of 2015. LinkedIn will furnish a link to these events on its investor relations website, http://investors.linkedin.com/ for both the live and archived webcasts.

About LinkedIn

LinkedIn connects the world’s professionals to make them more productive and successful and transforms the ways companies hire, market and sell. Our vision is to create economic opportunity for every member of the global workforce through the ongoing development of the world’s first Economic Graph. LinkedIn has approximately 380 million members and has offices around the world.

Non-GAAP Financial Measures
To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the company uses the following non-GAAP financial measures: adjusted EBITDA, non-GAAP net income, and non-GAAP diluted EPS (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

The company excludes the following items from one or more of its non-GAAP measures:

Stock-based compensation. The company excludes stock-based compensation because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. The company further believes this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statements and facilitates comparisons to peer operating results.

Non-cash interest expense related to convertible senior notes. In November 2014, the company issued $1.3 billion aggregate principal amount of 0.50% convertible senior notes. In accordance with GAAP, the company separately accounted for the value of the conversion feature as a debt discount, which is amortized in a manner that reflects the company’s non-convertible debt borrowing rate. Accordingly, the company recognizes imputed interest expense on its convertible senior notes of approximately 4.7% in its statement of operations. The company excludes the difference between the imputed interest expense and coupon interest expense, net of any capitalized interest, because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Amortization of acquired intangible assets. The company excludes amortization of acquired intangible assets because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Accretion of redeemable noncontrolling interest. The accretion of redeemable noncontrolling interest represents the accretion of the company's redeemable noncontrolling interest to its redemption value. The company excludes the accretion because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operating performance. In addition, excluding this item from the non-GAAP financial measures facilitates comparisons to historical operating results and comparisons to peer operating results.

Income tax effects and adjustments. The company adjusts non-GAAP net income by considering the income tax effects of excluding stock-based compensation and the amortization of acquired intangible assets. Beginning in the first quarter of 2014, the company has implemented a static non-GAAP tax rate for evaluating its operating performance as well as for planning and forecasting purposes. This projected 10-year weighted average non-GAAP tax rate eliminates the effects of non-recurring and period specific items, which can vary in size and frequency and does not necessarily reflect the company's long-term operations. Historically, the company computed a non-GAAP tax rate based on non-GAAP pre-tax income on a quarterly basis. Based on the company's current forecast, a tax rate of 23% has been applied to its non-GAAP financial results for the current period. This rate will be adjusted annually, if necessary. The company believes that adjusting for these income tax effects and adjustments provides additional transparency to the overall or “after tax” effects of excluding these items from its non-GAAP net income.

Dilutive shares under the treasury stock method. During periods with a net loss, the company excluded certain potential common shares from its GAAP diluted shares because their effect would have been anti-dilutive. On a non-GAAP basis, these shares would have been dilutive. As a result, the company has included the impact of these shares in the calculation of its non-GAAP diluted net income per share under the treasury stock method.

For more information on the non-GAAP financial measures, please see the “Trended Reconciliation of GAAP to Non-GAAP Financial Measures” table in this press release. This accompanying table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. Additionally, the company has not reconciled adjusted EBITDA or non-GAAP EPS guidance to net loss or GAAP EPS guidance because it does not provide guidance for either other income (expense), net, or GAAP provision for income taxes, which are reconciling items between net loss and adjusted EBITDA and non-GAAP EPS. As items that impact net loss are out of the company's control and/or cannot be reasonably predicted, the company is unable to provide such guidance. Accordingly, a reconciliation to net loss is not available without unreasonable effort.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about our products, including our investments in products, technology and other key strategic areas, certain non-financial metrics, such as customer and member growth and engagement, and our expected financial metrics such as revenue, adjusted EBITDA, non-GAAP EPS, depreciation and amortization, stock-based compensation and fully-diluted weighted shares for the third quarter of 2015 and the full fiscal year 2015. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: our limited operating history in a new and unproven market; engagement of our members; the price volatility of our Class A common stock; general economic conditions; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; security measures and the risk that they may not be sufficient to secure our member data adequately or that we are subject to attacks that degrade or deny the ability of members to access our solutions; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our solutions are accessible at all times with short or no perceptible load times; our ability to maintain our rate of revenue growth and manage our expenses and investment plans; our ability to accurately track our key metrics internally; members and customers curtailing or ceasing to use our solutions; our core value of putting members first, which may conflict with the short-term interests of the business; privacy and changes in regulations, which could impact our ability to serve our members or curtail our monetization efforts; litigation and regulatory issues; increasing competition; our ability to manage our growth; our international operations; our ability to recruit and retain our employees; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; and the dual class structure of our Class A common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, and additional information will also be set forth in our Form 10-Q that will be filed for the quarter ended June 30, 2015, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of the Investor Relations page of the company's website at http://investors.linkedin.com/. All information provided in this release and in the attachments is as of July 30, 2015, and LinkedIn undertakes no duty to update this information.